EXHIBIT (4)(a)

                 Management and Acquisition Consulting Agreement
                                      with
                              F.B.W. Holdings, Inc.

                        WEITZER HOMEBUILDERS INCORPORATED


                     5901 Northwest 151st Street, Suite 123
                           Miami Lakes, Florida 33014



                                                   May 14, 1996




F.B.W. Holdings, Inc.
6516 Via Rosa
Boca Raton, Florida 33433

         RE       MANAGEMENT AND ACQUISITION CONSULTING AGREEMENT

Gentlemen:

         Formalizing our discussions this is to acknowledge and confirm the terms of our Management and Acquisition Consulting Agreement ("Consulting Agreement") as follows:

         1. APPOINTMENT OF F.B.W. HOLDINGS, INC. Weitzer Homebuilders Incorporated ("Weitzer") hereby engages F.B.W. Holdings, Inc. ("F.B.W.") and F.B.W. hereby agrees to render services to Weitzer as a management and acquisition consultant, strategic planner and advisor.

         2. DUTIES. During the term of this Agreement F.B.W. shall provide advice to, undertake for and consult with Weitzer concerning management, marketing, strategic planning, corporate organization and structure, financial matters in connection with the operation of the business of Weitzer, expansion of services, expansion, identification, evaluation and structuring business acquisitions and shall review and advise Weitzer regarding his overall progress, needs and condition. F.B.W. agrees to provide on a timely basis and professional manner the following enumerated services plus any additional services contemplated thereby. F.B.W. agrees to provide a majority of his time and the time of his principal employees to the affairs of Weitzer for a period of at least three years during the term of this Agreement.

                  (a) The implementation of short range and long term strategic planning to fully develop and enhance Weitzer's assets, resources and services;

F.B.W. Holdings, Inc.
May 14, 1996
Page 2


                  (b) The implementation of a marketing program to assist Weitzer in broadening the markets for its business and services and promote the image of Weitzer and its business and services;

                  (c) Assist Weitzer in monitoring the services provided by Weitzer's other outside professionals to be employed by Weitzer;

                  (d) Advise and assist Weitzer in identifying, evaluating, structuring and acquiring businesses, whether in the form of asset purchases, stock purchases, mergers, consolidations, joint ventures, strategic alliances or otherwise, for the account of Weitzer and advise and assist Weitzer in identifying, evaluating and acquiring properties.

         3. TERM. The term of this Consulting Agreement shall be for three years commencing on the date hereof.

         4. COMPENSATION. As compensation for F.B.W.'s services to be rendered in connection with the provisions set forth in Section 2(d) herein and provided under this Consulting Agreement, F.B.W. shall be issued three-year options (the "Options") to purchase up to 175,000 shares of Common Stock, $.01 par value (the "Shares"), of Weitzer exercisable at a price of $1.50 per share. The Options shall not be transferable in whole or in part by F.B.W.

         5. PURCHASE OF SHARES. The exercise price for the Options shall be paid in cash, and appropriate investment restrictions shall be noted against the Shares. F.B.W. is acquiring the Shares for his own account (as principal) for investment and not with a view towards distribution or resale thereof.

         6. REGISTRATION. Weitzer agrees to provide F.B.W. with registration rights at Weitzer's cost and expense and include the underlying Shares, whether or not the Options have been exercised, in a registration statement to be filed by Weitzer with the Securities and Exchange Commission within the proximate future.

         7. EXPENSES. F.B.W. shall be entitled to reimbursement by Weitzer of such reasonable out-of-pocket expenses as F.B.W. may incur in performing services under this Consulting Agreement. Any significant expenses shall be approved in advance with Weitzer.

         8. CONFIDENTIALITY. F.B.W. will not disclose to any other person, firm or corporation, nor use for his own benefit, during or after the term of this Consulting

F.B.W. Holdings, Inc.
May 14, 1996
Page 3


Agreement, any trade secrets or other information designated as confidential by Weitzer which is acquired by F.B.W. in the course of his performing services hereunder. (A trade secret is information not generally known to the trade which gives Weitzer an advantage over its competitors. Trade secrets can include, by way of example, products or services under development, production methods and processes, sources of supply, customer lists, marketing plans and information concerning the filing or pendency of patent applications).

         9. INDEMNIFICATION. Weitzer agrees to indemnify and hold F.B.W. harmless from and against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' fees (collectively the "Liabilities") joint and several, arising out of the performance of this Consulting Agreement, whether or not F.B.W. is a part to such dispute. This indemnity shall not apply, however, and F.B.W. shall indemnify and hold Weitzer, its affiliates, control persons, officers, employees and agents harmless from and against all liabilities, where a court of competent jurisdiction has made a final determination that F.B.W. engaged in negligent and willful misconduct in the performance of his services hereunder which gave rise to the losses, claim, damage, liability, cost or expense sought to be recovered hereunder. The provisions of this paragraph 9 shall survive the termination and expiration of this Consulting Agreement.

         10. INDEPENDENT CONTRACTOR. F.B.W. and Weitzer hereby acknowledge that Weichselbaum is an independent contractor. F.B.W. shall not hold himself out as, nor shall it take any action from which others might infer, that it is a partner of, agent of or a joint venturer of Weitzer.

         11. MISCELLANEOUS. This Consulting Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the parties. This Consulting Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all parties. This Consulting Agreement shall be governed by the laws of the State of Florida. In the event of any dispute as to the terms of this Consulting Agreement, the prevailing party in any litigation shall be entitled to reasonable attorneys' fees

F.B.W. Holdings, Inc.
May 14, 1996
Page 3


         Please confirm that the foregoing correctly sets forth our understanding by signing the enclosed copy of this letter where provided and returning it to us at your earliest convenience.

                                           Very truly yours,

                                           WEITZER HOMEBUILDERS
                                           INCORPORATED

                                           By: /S/ HARRY WEITZER
                                               -------------------------
                                           Harry Weitzer, Chairman


ACCEPTED AND AGREED TO as
of the 14th day of May, 1996.

F.B.W. HOLDINGS, INC.


By:FRANKLYN WEICHELSBAUM
   ------------------------
Its: President